Exhibit 10.3

Performance Share Award Agreement

[Participant Name]

It is my pleasure to inform you that you are hereby granted performance shares, subject to the terms and conditions of this Award and the terms of the Fifth Third Bancorp 2011 Incentive Compensation Plan (the “Plan”), approved by shareholders in 2011.

Date of Performance Share Award	[Grant Date]

Performance Period	4/1/2013 through 3/31/2016

Share Portion of Performance Shares Granted	[Number of Shares granted]

Performance Goals	Total Shareholder Return (TSR) Relative to Peer Group

The number, if any, of your performance shares you may earn under this award will be based on the level of achievement of the Performance Goals. Your final earned performance shares will be determined by multiplying your awarded performance shares by the payout percentage.

In order to be eligible for the retirement provisions of this award as described in Section 12.4 of the Plan, you must be at least 60 years of age and have completed 10 or more years of service with the Company at the time of your retirement.

Any bonus, commission, or other compensation, including but not limited to payments made to you under the Fifth Third Bancorp 2011 Incentive Compensation Plan received is subject to recovery, or “clawback” by the Company for a period of 3 years (or such longer period as may be required by law) if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by law. In addition, all executive compensation plans are automatically amended as necessary to comply with the requirements and/or limitations under the American Recovery and Reinvestment Act, or any other laws, rules, regulations, or regulatory agreements up to and including a revocation of this award.

If you accept the terms of this performance share award, you will be deemed to have consented to all of the terms and conditions of this Award and of the Plan, except as modified hereby, including the terms of the Confidential Information and Non-Solicitation Agreement located on the following pages. In the event of any conflict between the terms of this Award and the Plan, the terms of this Award shall control.

This Award will expire by its own terms unless accepted within 60 days.

For Fifth Third Bancorp:

/s/ Kevin T. Kabat	[Grant Date]
Kevin T. Kabat
Vice Chairman & CEO

[Acceptance Date]

TERMS OF PERFORMANCE SHARE AWARD

Performance Measure: The number of performance shares earned is dependent upon the relative total shareholder return (TSR) achieved by Fifth Third Bancorp stockholders during the Performance Period commencing April 1, 2013 and ending March 31, 2016. TSR will be determined by reference to change in market value of Fifth Third Bancorp stock, plus reinvested dividends, during the Performance Period. Fifth Third Bancorp TSR will be compared to the TSR of the Peer Group shown below. For the purpose of measuring TSR for Fifth Third Bancorp and the Peer Group, a 30-business day average closing price will be used to calculate market value of Fifth Third stock at the beginning and end of the Performance Period. Dividends will be reinvested at the market price on the day of the dividend.

Performance Goal: The goal is to achieve a relatively high return for Fifth Third Bancorp. No performance shares will be earned unless Fifth Third Bancorp’s TSR is at least equal to the 40th percentile of the TSR achieved by the Peer Group.

The Compensation Peer Group is shown below:

BB&T Corporation	KeyCorp	Regions Financial Corporation	Zions Bancorporation

Capital One Financial Corporation	M&T Bank Corporation	SunTrust Banks, Inc.

Comerica, Inc.	Marshall & Ilsley Corporation	U. S. Bancorp

Huntington Bancshares, Inc.	The PNC Financial Services Group, Inc.	Wells Fargo & Company

Performance Grid:

Relative Total Shareholder Return	Payout Percentage
Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
60th Percentile	120%
70th Percentile	140%
75th Percentile	150%
80th Percentile	170%
90th Percentile	200% (Maximum)

Determination and Payment of Earned Performance Shares: Upon completion of the Performance Period, the Human Capital & Compensation Committee will determine the level of achievement of the Performance Goal. The earned award will be determined by multiplying the performance shares awarded by the payout percentage. Straight-line interpolation will be used to determine the percent of performance shares earned for achievement between performance levels shown above.

The value of the earned performance shares (based on the fair market value of one share of Fifth Third Bancorp stock per earned performance shares as of the end of the Performance Period) will be paid in shares of Fifth Third Bancorp stock. Payments will be made no later than June 30, 2016.

Tax Withholding: The fair market value of the shares paid with respect to earned performance shares will be taxed as wages. Tax withholding will apply at the time of payment.

Effect of Termination of Employment Prior to End of Performance Period: In the event you cease to be employed by Fifth Third Bancorp or its subsidiaries prior to the end of the Performance Period, the disposition of the performance shares will be as provided Article 12 of the Plan.

Transferability: The performance shares granted under the terms of this Notice may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

CONFIDENTIAL INFORMATION AND NON-SOLICITATION AGREEMENT

This Confidential Information and Non-Solicitation Agreement (“Agreement”) is made by and between Fifth Third Bancorp (which includes its subsidiaries and/or affiliated entities, hereinafter collectively referred to as “the Company”) and the undersigned Employee.

RECITALS

A. The Company is a diversified financial services company that operates four main businesses - Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors.

B. The Company has informed Employee that the execution of this Agreement, being in the best interests of the Company, is a condition of employment of the Employee or, in the case of an existing employee, to the continued employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants contained herein, it is mutually agreed as follows:

AGREEMENT

SECTION 1. COVENANT NOT TO USE CONFIDENTIAL INFORMATION

A. As a necessary function of Employee’s employment with the Company, Employee will have access to, use, receive, and otherwise acquire various kinds of customer, business, and technical information relating to the Company’s business that is of a confidential nature to the Company, whether or not such information is specifically labeled as “confidential. Employee agrees that such confidential information includes, for example, the following:

Current, prospective and former customer names and information, including but not limited to contact, financial and account information; product information; compensation plans and arrangements, including incentive compensation plans; performance specifications; pricing, profit margin, and other financial information; product specifications; vendor information; Company training, reference and/or educational materials; Company forecasts/plans/pipelines; objectives and strategies; quality control and/or compliance standards; business referrals, suppliers, and customer lists; unpublished works of any nature whether or not copyrightable; business plans; Company research and/or development materials relating to the Company’s business; information contained in pending patent applications; inventions, technical improvements, and ideas; and all other information and knowledge in whatever form used or useful in management, marketing, purchasing, finance, or operations of the Company’s business and any compilation of such information and all other similar information used by the Company that is not available to those outside of the Company (hereinafter collectively referred to as “Confidential Information”)

B. Employee also understands that he or she will occupy a position of confidence and trust with respect to the Company’s Confidential Information during his or her employment. Employee acknowledges and agrees that such Confidential Information is not generally known outside of the Company, that the Company has taken measures to guard the secrecy of its Confidential Information, that such information is extremely valuable and an essential asset of the Company’s business, and that such information, if disclosed without authorization to a third party or used by Employee for purposes other than conducting the Company business would cause irreparable harm to the Company and/or its customers.

C. Employee further agrees that, during Employee’s employment with the Company and following his or her termination for whatever reason, Employee will not disclose or use, directly or indirectly, or authorize or permit anyone under his or her direction to disclose to anyone, any Confidential Information of the Company that he or she obtains during the course of his or her employment relating to or otherwise concerning the business of the Company, whether or not acquired, originated, or developed in whole or in part by Employee.

D. The obligations set forth herein shall not apply to any trade secrets or Confidential Information that has become generally known to competitors of the Company through no act or omission of Employee, nor shall the obligations set forth herein apply to disclosures made pursuant to the Sarbanes-Oxley Act of 2002. However, Employee agrees that after termination of employment he or she will not compile pieces of information from several sources and assemble them together in any manner in an attempt to circumvent a violation of his or her confidentiality obligations to the Company or attempt to demonstrate thereby that any of the Confidential Information is in the public domain.

SECTION II. COVENANT PROHIBITING COMPETITION AND SOLICITATION OF CUSTOMERS

Confidential Information of the Company gained by Employee during employment is developed by the Company through substantial expenditures of time, effort, and financial resources, and constitutes valuable and unique property of the Company. Employee acknowledges, understands, and agrees that the foregoing makes it necessary for the protection of the Company’s business that Employee does not divert business of the Company’s customers from the Company and that he or she maintain the confidentiality and integrity of Confidential Information. Therefore, Employee agrees that during his or her employment and for a period of one (1) year thereafter he or she will not:

(a) Enter into an ownership, consulting or employment arrangement with, or render services for, any individual or entity rendering services or handling products competitive with the Company in any geographic region or territory in which I worked or for which I had responsibility during the twenty-four (24) month period preceding my departure from the Company;

(b) Directly or indirectly solicit, divert, entice or take away any customers, business or prospective business with whom he or she had contact, involvement or responsibility during his or her employment with the Company, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Company;

(c) Directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Company with whom he or she had contact, involvement or responsibility during his or her employment with the Company, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Company; or

(c) Accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers or any potential customers of the Company with whom he or she has had contact, involvement, or responsibility on behalf of any third party or otherwise for his or her own benefit.

Nothing contained in this Section shall preclude Employee from accepting employment with or creating his or her own company, firm, or business that competes with the Company so long as his or her activities do not violate any of the terms of this Agreement.

SECTION III. COVENANT NOT TO SOLICIT EMPLOYEES

Employee agrees that during his or her employment with the Company and for a period of one (1) year thereafter he or she will not directly or indirectly solicit, induce, confer or discuss with any employee of the Company or attempt to solicit, induce, confer or discuss with any employee of the Company the prospect of leaving the employ of the Company or the subject of employment by some other person or organization. Employee further agrees that during his or her employment with the Company and for a period of one (1) year thereafter he or she will not directly or indirectly hire or attempt to hire any employee of the Company.

SECTION IV. EMPLOYEE WARRANTIES

Employee represents and warrants that his or her employment with the Company and the performance of this Agreement will not violate any express or implied obligation to any former employer or other party. Employee further represents that he or she has not brought with him or her and will not use or disclose during his or her employment with the Company any information, documents, or materials subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy. Furthermore, Employee shall not make any agreements with or commitments to any person, firm, or corporation that would prevent, restrict, or hinder the performance of Employee’s duties and obligations under this Agreement. In addition, Employee agrees that he or she shall share a copy of this Agreement with any subsequent employer in order to ensure that there is no violation hereof, and Employee consents to the Company sharing a copy of this Agreement with any such employer.

SECTION V. OTHER PROVISIONS

A. Extension In The Event Of Breach: Any breach by Employee of any of the restrictions contained in Sections II -IV of this Agreement shall extend the term of this Agreement by the period of the breach. The commitments made in this Agreement will survive termination of employment with the Company.

B. Governing Law: This Agreement and all the rights, duties and remedies of the parties hereunder shall be governed by the laws of the state in which is located the office of the Company at which Employee is based. The Company shall have the right to specifically enforce the covenants contained in this Agreement, in addition to any other legal, equitable (including specifically, but not limited to temporary restraining orders or preliminary or permanent injunctive relief) or other remedies as may be available to the Company for my breach of any such covenants.

C. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable.

D. Waiver/Modification: No waiver or modification of this Agreement will be valid unless in writing and duly executed by the party against whom enforcement is sought. Failure of the Company to enforce any provision of this Agreement shall not be construed as a waiver of such provision or of the right of the Company thereafter to enforce each and every provision.

E. At-Will Nature Of Employment: I understand that nothing in this Agreement requires me to continue employment with the Company for any particular length of time or requires that the Company continue to employ me for any particular length of time.

F. Successors/Assigns: The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company (including but not limited to any corporate successor of The Company) and Employee’s heirs, executors and personal representatives. As part of this provision, Employee understands and agrees that should Employee become employed by another entity owned or otherwise affiliated with Fifth Third Bancorp (such as its subsidiaries, divisions or unincorporated affiliates), the obligations of this Agreement follow Employee to such other entity automatically and without further action, and that entity becomes the “Company” within the meaning of this Agreement.

G. Obligation To Comply With Other Laws: The duties Employee owes the Company under this Agreement shall be deemed to include federal, state and common law obligations of employees to their employers. This Agreement is intended, amongst other things, to supplement the provisions of state trade secret law and duties Employee owes the Company under common law, including but not limited to the duty of loyalty, and does not in any way supersede any of the obligations or duties Employee otherwise owe the Company.

H. Obligation To Comply With Other Agreements: This Agreement is in addition to and not in lieu of other non-solicitation, non-disclosure, and non-competition obligations Employee may owe to the Company.

I. Attorney’s Fees: If the Company must enforce any of its rights under this Agreement through legal proceedings, Employee agrees to reimburse the Company for all reasonable costs, expenses, and attorney’s fees incurred by it in connection with the enforcement of its rights.

J. Injunctive Relief: Employee acknowledges that should Employee violate any of the provisions of this Agreement, the Company will suffer irreparable harm and not have adequate an adequate remedy at law. Accordingly, Employee agrees that the Company may seek injunctive relief to restrain any such violation, as well as equitable relief, in a court of competent jurisdiction.

K. Counterparts: This Agreement may be signed in counterparts.

THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS. They further acknowledge that they have exercised due diligence in reviewing this Agreement, and that each has had adequate opportunity to consult with legal counsel or other advisors to the extent that each deemed such consultation necessary.